Exhibit (p)(29)

III.	CODE OF ETHICS

A.	Background

Advent has adopted this Code of Ethics to set forth the standards of business conduct, professional ethics and fiduciary behavior that Advent expects of all Supervised Persons. This Code also sets forth related policies and procedures required by the Advisers Act.

Advent is a fiduciary to its Clients. Accordingly, Advent and its Supervised Persons must adhere to specific fiduciary obligations, carry out high standards of ethical behavior and act at all times with integrity, honesty, and professionalism. Advent and its Supervised Persons also must observe high standards of commercial honor and just and equitable principles of trade. Supervised Persons must be sensitive to situations that may give rise to an actual or apparent conflict with the interests of a Client, or that have the potential to cause damage to Advent’s reputation. Each Supervised Person should put the interests of each Client above their own personal or professional interests in carrying out their responsibilities at Advent. This means that no Supervised Person may engage in any of the following activities:

•	Cheat, defraud or deceive, or attempt to cheat, defraud or deceive, any Client or Underlying Investor.

•	Willfully make or cause to be made to a Client a false report, or willfully to enter or cause to be entered for a Client a false record, in connection with its advisory relationship with Advent;

•	Disseminate, or cause to be disseminated, false or misleading information, or a knowingly inaccurate report, that affects or tends to affect the price of any investment;

•	Engage in manipulative acts or practices;

•	Willfully submit materially false or misleading information to the SEC or other governmental regulators or self-regulatory bodies; or

•	Embezzle, steal, purloin or knowingly convert any money, securities or other property received from or accruing to a Client or Underlying Investor.

All Supervised Persons must comply with the Federal Securities Laws and other Applicable Laws governing the services they provide on behalf of Advent to its Clients. This Manual provides policies and procedures that, if followed, will help ensure such compliance. The CCO provides regular training and day-to-day guidance to Supervised Persons to help them understand and implement the provisions of this Manual and the requirements of Applicable Law. Nevertheless, each Supervised Person is individually accountable for their own actions or failure to act and should exercise due care in fulfilling their responsibilities.

Supervised Persons must report promptly any known or suspected violations of this Code to the CCO or another member of the Compliance Committee. Technical compliance with the requirements of this Code will not insulate you from scrutiny for any actions that create the appearance of a violation. The Compliance Committee treats violations of this Code with the utmost seriousness and will take appropriate action to enforce its provisions. The conduct that causes a violation of this Code could simultaneously cause a violation of Applicable Law and lead to civil or criminal liability.

Advent and the Advent Closed-End Funds jointly maintain a separate “Consolidated Code of Ethics” that was adopted pursuant to Rule 17j-1 under the Investment Company Act. The Consolidated Code applies to Advent personnel who are also directors, officers, portfolio managers or traders for the Advent Closed-End Funds.

B.	Fiduciary Duties

The Advisers Act establishes a variety of fiduciary duties that Advent owes its Clients, including, among others, a duty of honesty, loyalty and good faith, a duty to act solely in the best interests of each Client and a duty to make full and fair disclosure to all Clients. While Advent’s obligations as a fiduciary must guide all of its relations with its Clients, certain rules and regulations apply to specific types of dealings between Advent and its Clients. Advent serves each Client as a fiduciary and owes it more than the mere honesty and good faith that an agent owes its principal. Rather, Advent has an affirmative duty of utmost good faith to act in the best interests of each Client. As an adviser, Advent must be sensitive to the possibility of rendering less than disinterested advice to a Client, whether consciously or unconsciously. A fiduciary duty could be violated even in situations where a Supervised Person did not intend to injure a Client and where the Client did not suffer monetary loss. Here are several examples of Advent’s fiduciary duties:

•	A duty to act solely for the benefit of the client with undivided loyalty and to place the client’s interests above the fiduciary’s own interests;

•	An affirmative duty of utmost good faith and to make full and fair disclosure of all conflicts of interest and material facts concerning the advisory relationship;

•	An affirmative obligation to avoid misleading a client;

•	A duty to deal fairly and equitably with clients;

•	A duty to disclose all relevant investment opportunities to the client and not take a relevant investment opportunity for personal benefit without first disclosing the opportunity to, and obtaining the prior consent of, the client or another non- interested person who is authorized to make determinations on behalf of investors;

•	A duty not to favor one client over another client;

•	A duty to adhere to the client’s investment guidelines, restrictions and risk constraints;

•	A duty to maintain the confidentiality of client information during, and after the termination of, the advisory relationship;

•	A duty to obtain or dispose of property for the client at the best price discoverable in the exercise of reasonable diligence;

•	A duty of “best execution,” which means to seek to execute Securities transactions for the client in such a manner that the client’s total cost or proceeds in each transaction is the most favorable under the circumstances; and

•	Except as specifically permitted by the Advisers Act, a duty not to transact as principal with a client without first obtaining the client’s consent to the transaction after fully disclosing any adverse interest the adviser may have in the transaction, together with all other material facts.

C.	Conflicts of Interest

1.	Fiduciary Duty to Avoid Conflicts or Mitigate and Disclose Them

Conflicts of interest may from time to time exist between Advent or a Supervised Person and a Client. A conflict of interest exists where the economic, business or personal interests of Advent or a Supervised Person in a transaction or arrangement is inconsistent with or otherwise conflicts with such Person’s fiduciary duties to a Client. For example, a conflict of interest occurs when Advent or any of its Supervised Persons is on both sides of a transaction involving a Client. A conflict exists when Advent or any of its Supervised Persons receives a financial benefit in a transaction involving a Client other than the advisory fees and any performance compensation Advent negotiated in writing with the Client. Advent and its Supervised Persons are also conflicted when they seek to take personal advantage of investment opportunities identified for a Client.

Advent has a fiduciary duty to avoid or seek to mitigate, and make full and fair disclosure to a Client of, all conflicts of interest involving Advent or a Supervised Person.

Advent discloses its material conflicts of interest in Form ADV and in the respective Offering Documents of the Advent Private Funds. Some conflicts of interest require Advent or a Supervised Person to obtain the prior consent of the Client after making full and fair disclosure to the Client of the conflict and all material facts. If you suspect that we have not disclosed a conflict of interest, please contact the CCO or another member of the Compliance Committee.

2.	Gifts and Business Entertainment

Advent has adopted the following policies and procedures governing Supervised Persons’ gift and business entertainment practices. As a general matter, Supervised Persons must use good judgment in soliciting, accepting or giving gifts and in providing business entertainment. Advent has defined these terms because they are subject to misinterpretation.

•	Definition of “Gift”: A Gift generally is anything of value, whether object, service, or intangible, that you receive without paying for it, or that you give without being paid for it, in connection with the business of Advent or a Client. A Gift includes Business Entertainment not attended by the Person paying for it. Goods, services, use of a residence, vacation home or other accommodations and tickets to sporting events or music concerts qualify as Gifts. Gifts also include valuables and events provided to members of your family, to those with whom you have a close personal relationship, and to charities designated by you if given by someone outside of Advent in connection with the business of Advent or a Client.

•	Definition of “Business Entertainment”: Business Entertainment is a meal, entertainment, sporting event, music concert or other event that (1) occurs in connection with the business of Advent or a Client, (2) is attended by both a Supervised Person and a business contact, and (3) involves payment of the participants’ attendance and/or expenses (including costs of transportation or lodging) by someone other than that participant.

a)	Reporting Gifts

Each Supervised Person must use the PTCC System to obtain permission for and report all Gifts they give or receive other than (1) Gifts that are perishable (such as food, flowers and plants) or (2) Gifts that are promotional in nature, are of nominal value and bear a company’s logo or similar third-party branding (e.g., pens, coffee mugs, umbrellas, hats).

b)	Maximum Gift Value

The annual maximum value on received Gifts is $150 per Supervised Person from all sources.

c)	Use of Private Planes and Helicopters

Transportation by private plane or helicopter is a notoriously expensive luxury indulgence that should not occur routinely in the day-to-day business of Employees. No Employee other than the President may use private planes or helicopters in connection with Advent’s business if the transportation is arranged and/or paid for by a third party (such as a broker-dealer) without the prior written or email approval of the Chief Financial Officer. In seeking prior permission from the CFO, the Employee must identify the third party (firm name and contact person), details of the trip (date, departure city, destination city) and business justification for the trip.

d)	Prohibited Gifts and Business Entertainment

A Supervised Person may not solicit, accept or give any Gift or provide any Business Entertainment that could be viewed as inappropriate, lavish, excessive or offensive. The nature, frequency, venue, or type of Gift or Business Entertainment must not be intended, designed, or likely to create a conflict of interest or the appearance of a conflict of interest for the Supervised Person or for Advent. Supervised Persons may not give a Gift or provide Business Entertainment to any employee of a:

•	U.S. or foreign government or agency;

•	U.S. or foreign securities or commodities exchange; or

•	Self-regulatory organization.

3.	Questionable and Improper Payments

Supervised Persons are prohibited from offering or making payments of any kind in connection with the business of Advent or a Client for the benefit of any Person with the intent or likely effect of inducing or influencing the recipient to misuse his or her position or violate Applicable Law. No Supervised Person may offer or make bribes, kickbacks, rebates or other payments to any Person to obtain favorable treatment in receiving or maintaining business. Advent may make no payment or deposit to the name or personal bank account of any individual other than a Supervised Person, except as approved in advance by the CFO.

4.	Making Impartial Business Decisions

Business decisions by Supervised Persons involving Advent and/or a Client must be made on an impartial basis in accordance with Applicable Law. These decisions must be consistent with, in the first instance, the best interest of the Client, and in the second instance, the best interests of Advent to the extent such interests do not involve an impermissible or undisclosed material conflict of interest with any Client. Each Supervised Person who becomes aware of any circumstance that may involve a violation of such standards must promptly disclose the circumstance to the CCO.

5.	Political Contributions and Prohibition of “Pay-to-Play” Arrangements

a)	Political Contributions

These political contributions policies and procedures (“Political Contributions Procedures”) address restrictions imposed by Rule 206(4)-5 under the Advisers Act, which governs political activity by investment advisers who do business with government entities. The intent of this rule is to remove the connection between political contributions to those federal, state and local officials who have influence over the awarding of government and public pension investment advisory business (i.e., “pay-to-play” practices). This is accomplished by:

•	Prohibiting investment advisers from being compensated for investment advisory services they provide to a pension plan for a state or local government entity[1] for two years if certain employees of the adviser make political contributions to certain officials[2] of the government entity;

•	Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees by the adviser or its employees;

•	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and

•	Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.

b)	Preclearance Required to Make Political Contributions

All Supervised Persons must obtain preclearance from the CCO for all Political Contributions, regardless of the dollar value. Please note that a Supervised Person must obtain preclearance for not only their own Political Contributions but also for any Political Contributions that have been made by other Persons (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of the Supervised Person.

[1]	The rule defines the term “government entity” to means any State or political subdivision of a State. Examples of a government entity include: (1) any agency, authority, or instrumentality of the State or political subdivision; (2) a pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan”, or a State general fund; (3) a plan or program of a government entity; and (4) officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.
[2]	The rule defines an “official” to include a person who (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity (as defined in the footnote above) or (2) has authority to appoint any Person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

The following Political Contributions are prohibited unless otherwise approved by the CCO.

•	The Political Contribution exceeds the Spending Cap[3] if the Political Contribution is made to either of the following Persons:

•	A State Politician for a Specified State or Local Government[4]; or

•	A Federal Politician who is a candidate or successful candidate for a Specified State or Local Government.[5]

•	The Political Contribution is made to a state or local political action committee or state or local political party.

•	The Political Contribution is made for the purpose of influencing (or inducing) the obtaining or retaining of investment advisory services business for Advent.

c)	Preclearance Required to Coordinate or Solicit Political Contributions

All Supervised Persons must obtain preclearance from the CCO to coordinate, or solicit any Person or political action committee to make, a Political Contribution to any Person.

It is prohibited for any Supervised Person to coordinate, or solicit any Person or political action committee to make, a Political Contribution to any of the following Persons:

•	A State Politician of a Specified State or Local Government;

•	A Federal Politician who is a candidate or successful candidate for a Specified State or Local Government; or

•	A political party of any state or locality of a Specified State or Local Government.

[3]	The Spending Cap varies depending on the status of the Supervised Person. In the case of officials for whom the Supervised Person was entitled to vote at the time of the Political Contribution, the Spending Cap equals $350 to any one official, per election. In the case of officials for whom the Supervised Person was not entitled to vote at the time of the Political Contributions, the Spending Cap equals $150 to any one official, per election.
[4]	This means an incumbent, candidate or successful candidate for elective office of a State Government Entity.
[5]	This means a Federal Politician who is an incumbent, candidate or successful candidate for elective office of a State Government Entity.

d)	Prohibition Against Establishing or Controlling a Political Action Committee

Supervised Persons are prohibited from establishing or controlling a political action committee.

e)	Prohibition Against Indirect Violations of Rule 206(4)-5 or These Political Contributions Procedures

All Supervised Persons are prohibited from circumventing, or performing any act which would result in a violation of, Rule 206(4)-5 or these Political Contributions Procedures, whether directly or indirectly, or through or by any other Person or means. This means that a Supervised Person may not use other Persons or entities, including Advent affiliates, placement agents, or their political action committees, as “conduits” to circumvent Rule 206(4)-5 or these Political Contributions Procedures.

f)	Caution Required When Volunteering for a Campaign

Supervised Persons who wish to provide their services on a voluntary basis to political campaigns, political party committees or political action committees must keep the following points in mind.

•	To the extent you incur expenses from personal resources (e.g., hosting a reception) or utilize Advent resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind Political Contribution, which requires preclearance from the CCO.

•	You must obtain preclearance from the CCO if you serve on a candidate’s campaign finance committee or otherwise coordinate, or solicit any Person or political action committee to make, a Political Contribution to any Person.

•	No Supervised Person may undertake any political activity using Advent’s name, on Advent premises, during working hours or with the use of any Advent equipment, property, funds, or personnel without obtaining preclearance from the CCO.

6.	Outside Business Activities

The outside activities of a Supervised Person must not reflect adversely on Advent or give rise to a real or apparent conflict of interest with his or her duties to Advent or its Clients. You must be alert to potential conflicts of interest and be aware that, as a condition to your continued employment or other association with Advent, you may be asked to discontinue any outside activity if a potential conflict arises. Outside activities must not interfere with your job performance or require such long hours as to affect your physical or mental effectiveness. Your employment or association with Advent should always be your first work priority.

Each Supervised Person must obtain the approval of the CCO before engaging in any Outside Business Activity. An Outside Business Activity includes any activity performed by a Supervised Person for which he or she may receive a salary, fee or other form of remuneration from a Person other than Advent. Outside Business Activities include, but are not limited to, working as a paid director, officer, employee, consultant or service provider to someone other than Advent or its subsidiaries. Other examples of Outside Business Activities include:

•	Taking for yourself a business opportunity belonging to Advent or a Client;

•	Accepting a business or investment opportunity from someone doing business or seeking to do business with Advent or a Client in connection with that business or investment opportunity; or

•	Engaging in personal investing or trading, except as permitted by this Code.

If the CCO permits a Supervised Person to engage in any Outside Business Activity, the Supervised Person must use the PTCC system to report the Outside Business Activity and promptly report any changes in their status or in the activity. Under no circumstances may a Supervised Person represent or suggest that his or her Outside Business Activity or other association with any outside business organization in any manner reflects the approval by Advent of that organization, its Securities, manner of doing business or any Person connected with it. In the case of such a conflict, the participating Supervised Person must obtain the approval of the CCO before continuing with the Outside Business Activity.

7.	Memberships in Outside Organizations

Advent supports its Supervised Persons’ involvement in community activities, professional organizations and not-for-profit organizations, provided such activities do not violate Applicable Law or directly and materially harm Advent. Before joining an organization or engaging in such activities, Supervised Persons should evaluate whether the membership or participation could cause, or appear to cause, a conflict of interest with Advent or a Client. If there is any question as to whether any such conflict of interest exists or may exist, the Supervised Person should consult with the CCO before joining such organization or engaging in such activities.

8.	Disclosure of Certain Family and Household Members

Each Supervised Person must disclose to the CCO all immediate family members (including parents, siblings, children and spouse) and members of their household who (to the best of their knowledge):

•	Work for a publicly-traded company or a financial services company (e.g., broker-dealer, commercial bank, investment bank, investment adviser, hedge fund, private equity fund, venture capital fund or merchant bank); or

•	Conduct business with, or work for an entity that conducts business with, Advent or a Client.

9.	Government Positions

Supervised Persons must obtain prior consent from the CCO before becoming a candidate for public office or accepting any government position, including as a member, director, officer or employee of a governmental agency, authority, advisory board or other board (e.g., a public school or library board).

10.	Use of Personal Email for Advent Business Purposes

All employee use of Advent email and other Advent electronic messaging or communication systems is subject to review and consideration by the Compliance Team and senior management to ensure compliance with this Manual and Applicable Law. The content and context of your Advent emails, messages and other electronic communications can and will be read by the Compliance Team at any time and considered as needed for appropriate compliance supervisory purposes. Therefore, a Supervised Person can have no reasonable expectation of privacy in any email or other electronic message that is accessed, received, transmitted, downloaded, uploaded, saved, sent or forwarded using any Advent electronic messaging or communication system.

Supervised Persons are prohibited from using a personal email address (e.g., JohnDoe@gmail.com) for Advent business purposes other than in exceptional circumstances where access to or use of an Advent email address is not possible or reasonably practicable. That means, absent such exceptional circumstances, a Supervised Person should not use their personal email address to conduct Advent business. A Supervised Person should use only their Advent email address (e.g., JohnDoe@adventcap.com) for Advent business purposes. Supervised Persons are, however, permitted to access and use their personal email for non-Advent purposes using Advent IT systems. If a Supervised Person is working outside of an Advent office and cannot send a business email using an Advent IT system, then the Supervised Person should use the Internet to access our Microsoft Exchange network at https://outlook.adventcap.com, using their Windows login credentials.

11.	Advent Ownership of Developments

Each Supervised Person agrees that any and all developments, original works of authorship, work product or output, spreadsheets, macros, mathematical formulas, inventions, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws which the Supervised Person solely or jointly conceived or developed or reduced to practice or caused to be conceived or developed or reduced to practice in connection with or during the performance of their employment or other association with Advent whether or not during regular working hours (collectively, “Developments”) will be considered a work made for hire, whether published or unpublished, and all rights therein will be the property of Advent, and that, if any such Development is nonetheless determined not to be a work made for hire, the Supervised Person hereby assigns all rights in such Development to Advent. The term Developments is intended to cover matters that: (1) relate at the time of conception, development or reduction to practice to the business of Advent, or the actual or anticipated research or development of Advent; (2) result from or relate to any work performed for any Supervised Person or consultant of Advent; or (3) are developed through the use of resources, property, equipment, supplies, or facilities of Advent. Each Supervised Person, without charge to Advent other than reasonable payment for time involved in the event the Supervised Person’s employment or other association with Advent terminates, but at Advent’s expense, agrees to duly execute, acknowledge, and deliver to Advent all such further papers, including assignments and applications for copyright registration or renewal, as may be necessary to enable Advent to publish or protect any and all Developments by copyright or otherwise in any and all countries and to vest title to such Developments in Advent or its nominees, their successors or assigns, and agrees to render all such assistance as Advent may require in any proceeding or litigation involving the rights in such Developments.

12.	Screening of Job Applicants and New Hires

Because certain laws and regulations prohibiting pay-to-play activities impose penalties or trigger other adverse consequences when an adviser hires an individual who made certain political contributions during a specified period prior to employment, it is the policy of Advent to screen job applicants for such contributions before there are hired. The human resources group must ensure that all job applicants complete the New Hire Questionnaire (Appendix F) before such Persons are hired. Completed New Hire Questionnaires must be sent to the CCO and saved by the human resources group as part of the recordkeeping policies and procedures of this Manual. The New Hire Questionnaire does not need to be completed by temporary interns or by job applicants who are not offered employment.

D.	Confidential Information

1.	Duty of Employees to Safeguard Confidential Information

Advent and its Supervised Persons must maintain the confidentiality of a wide range of nonpublic information that is disclosed in the course of, or in connection with, the business and operations of Advent, Clients and Underlying Investors. The confidentiality obligation arises from a combination of Advent policy, fiduciary duty, contractual obligations and Applicable Law. Supervised Persons should assume that the following information is Confidential Information and should take care not to use the information other than in the course of carrying out their assigned duties at Advent:

•	Investment opportunities and information identifying or concerning prior, pending or potential transactions for Clients;

•	Nonpublic business, operational, financial and strategic information about, and research and development projects of, Advent or its Clients;

•	Nonpublic memoranda, reports or analysis prepared by or for the benefit of Advent or its Clients;

•	Nonpublic Securities transactions or Securities offerings (whether past, current or proposed) by Advent or its Clients;

•	Nonpublic personal information about Underlying Investors and potential Underlying Investors;

•	Nonpublic personal information about Supervised Persons, including but not limited to their pay, benefits, job performance and personal investments; and

•	Nonpublic information that is required to be kept confidential by the terms or conditions of confidentiality or nondisclosure agreements between or among Advent, Supervised Persons, Clients and other Persons.

Advent must safeguard and keep confidential at all times all Confidential Information. Each Supervised Person must safeguard and keep confidential all Confidential Information at all times during and after their employment or other association with Advent, except as specifically authorized in the course of their employment or other association with Advent.

A Supervised Person may disclose Confidential Information when (1) they are required to by their job and such disclosure has a legitimate business purpose and would not violate this Code, Applicable Law or a specific fiduciary or contractual obligation, (2) Advent or a Client is requested or required to make such disclosure by interrogatories, requests for information, subpoena or similar legal process, or (3) they seek to exercise any rights, protections or incentives available to them under Section 21F of the Exchange Act or the rules or regulations thereunder. A Supervised Person must not disclose to Advent or any other Supervised Person, or use during their employment or other association with Advent, any confidential information or trade secret of a prior employer unless the information or trade secret (1) is then public information through no action of the Supervised Person or (2) is permitted to be disclosed or used pursuant to a written agreement with or written permission from the prior employer.

2.	Establishing Controls Over Consultant’s Use of Confidential Information

Advent may hire Consultants to provide advisory services regarding its business. If a Consultant is to be provided access to Confidential Information, a Supervisor in the relevant business unit must make arrangements for the Consultant to agree to maintain the confidentiality of the Confidential Information and to not trade on the basis of, or otherwise misuse, the Confidential Information. These arrangements could be made in the related consulting agreement. If the Consultant is to be provided access to a Client’s current portfolio holdings and/or pending trades (rather than “stale” data), then the Consultant must be treated as an “access person” and subjected to the reporting and preclearance requirements set forth in “Personal Securities Transactions” section of this Compliance Manual. If the Consultant is a director or officer of a publicly traded company, Advent must establish controls to prevent the Consultant from misusing that position, which could occur, for example, if the Consultant were in a position to influence Advent’s decision whether to invest Client assets in the company.

E.	Prevention of Illegal Insider Trading and Other Misuses of Material Nonpublic Information

The following policies and procedures (“MNPI Procedures”) have been adopted to address Section 204A of the Advisers Act, which requires a registered investment adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information by such adviser and its associated persons.

1.	Background

The Federal Securities Laws prohibit illegal insider trading. Illegal insider trading refers generally to buying or selling a Security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material nonpublic information about the Security or its issuer. Insider trading violations may also include “tipping” material nonpublic information, trading by the person “tipped,” and trading by those who misappropriate material nonpublic information. Tipping means:

•	Disclosure of material nonpublic information to a third party by a corporate insider (or other person who has a fiduciary duty or other relationship of trust and confidence with the company) in breach of his fiduciary duty to a company in exchange for a direct or indirect personal benefit; or

•	Trading a Security based on material nonpublic information received from a corporate insider (or other person who has a fiduciary duty or other relationship of trust and confidence with the company) if the recipient knew or had reason to believe that the corporate insider breached a fiduciary duty the insider owed to company.

Every Person who possesses material nonpublic information about an issuer or its Securities that was obtained in violation of a fiduciary duty that Person or a third party owed to the issuer has an obligation under the Federal Securities Laws to either disclose the information to its counterparty prior to trading in the Securities, or refrain from trading. The SEC has brought insider-trading cases against:

•	Directors, officers and employees of a corporations (“corporate insiders”) who traded the corporation’s Securities after learning of material nonpublic information;

•	Corporate insiders who tipped third parties with material nonpublic information;

•	Friends, business associates, family members, and other tippees of corporate insiders who traded the Securities after receiving the material nonpublic information;

•	Employees of law firms, banks, brokerage houses, financial printers and management consulting firms who were given material nonpublic information to provide services to the corporation, who then either traded the Securities of the corporation or tipped third parties with material nonpublic information;

•	Members of a creditors’ committee in a bankruptcy case who traded Securities of the debtor while in possession of material nonpublic information received from the committee;

•	Government employees who learned of material nonpublic information because of their employment by the government; and

•	Other individuals who misappropriated and took advantage of material nonpublic information from their employers.

2.	Material Nonpublic Information

Information is material if (1) there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to purchase, hold or sell a Security or (2) the information would positively or negatively affect the market price or fair value of a Security. Information is nonpublic if it has not been disseminated in a manner making it available to investors generally, such as through a SEC filing, press release, news publication, a company website or a posting on the Internet that is not password protected. Material nonpublic information could include the following events and circumstances, among others, whether these have actually occurred or are merely contemplated or proposed:

•	Transactions such as contests for corporate control, refinancings, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, restructurings or purchases or sales of assets;

•	Dividend increases or decreases;

•	Earnings or earnings estimates and changes in previously released earnings or earnings estimates;

•	Public offerings of Securities by private or public companies, including plans to offer Securities, cancellations of planned offerings and changes in the timing or terms of offerings;

•	Private offerings of Securities by public companies, including “PIPE” transactions and privatization transactions;

•	Transactions by an issuer relating to its own Securities, including share repurchase programs;

•	Write-downs of assets;

•	Expansion or curtailment of operations;

•	Increases or declines in orders;

•	New products, discoveries and inventions;

•	Borrowings and charges to reserves for bad debts;

•	Actual or threatened litigation;

•	Liquidity problems;

•	Financing needs;

•	Management developments;

•	Changes of ratings of debt Securities;

•	Government investigations or actions; and

•	Other events that will affect the Securities markets, a particular industry, an issuer or its Securities in a significant way.

This list is not exhaustive and there are other types of information, events or circumstances that may constitute material nonpublic information. Courts and regulators determine whether information is “material nonpublic information” on a case-by-case basis.

3.	Maintenance of a Restricted List

The CCO (or his designee) is required to maintain and revise as appropriate a Restricted List of companies in which Supervised Persons and Personal Accounts may not invest. As of the date of this Manual, the Restricted List is maintained on Bloomberg AIM. The CCO should generally seek to limit the size of the Restricted List consistent with ensuring compliance with these MNPI Procedures and Applicable Law. The Restricted List must include at a minimum:

•	All Companies that have issued Public Securities about which a Supervised Person has received material nonpublic information;

•	All Companies for which a Supervised Person serves on a creditors’ committee;

•	All Companies that currently have Public Securities outstanding and for which a Supervised Person serves as a director or officer, except that the CCO may make exceptions in the case of the Advent Closed-End Funds depending on the facts and circumstances;

•	All Companies that have issued Public Securities about which a Supervised Person has received material nonpublic information; and

•	All other Companies the CCO determines should be included on the Restricted List in order to avoid a violation of this Code or Applicable Law.

Portfolio managers and traders must manually check the Restricted List within CMGR before initiating a securities transaction outside of the Bloomberg order management system (such as through a telephone order). This is a vital step to ensure the issuer whose securities could be traded does not appear on the Restricted List. Likewise, portfolio managers and traders must check their Advent email on a regular basis to see if the CCO or his designee has sent an email to the Investment Team adding a company to the Restricted List. The CCO typically sends a precautionary email (usually entitled “Restricted List Addition: [COMPANY] (ticker: [SYMBOL])”) alerting the Investment Team to the addition of a name to the Restricted List immediately before the company is added to CMGR due to the time required to manually add the name to CMGR.

Each Supervised Person must notify the CCO by email or in writing promptly upon receiving what they reasonably believe may be material nonpublic information relating to the issuer of a Security. Generally speaking, the CCO expects to add such issuer to the Restricted List for a period of time. Likewise, research analysts, portfolio managers and traders have an obligation to alert the CCO or the Controller by email whenever they discover public information (such as a news article or a press release) that would permit Advent to remove a company from the Restricted List on the basis that the material nonpublic information we received has been made public or rendered immaterial. This is particularly important in the case of wall crossing situations given the high likelihood that Advent will seek to participate in a convertible offering after key information about the proposed offering is made public.

Advent generally permits Supervised Persons to discuss material nonpublic information relating to the business of Advent, its Clients and their Underlying Investors consistent with the Supervised Person’s day-to-day job responsibilities so long as such discussions do not violate Advent’s prohibitions against illegal insider trading (including its prohibitions against “tipping” material nonpublic information) or misuse of material nonpublic information, and do not violate Applicable Law.

Each Supervised Person must notify the CCO by email or in writing prior to serving on a creditors committee or serving as a director or officer of an issuer of Public Securities.

From time to time the CCO (or his designee) must review the Restricted List to remove companies that no longer need to be included.

4.	Advent Prohibits Illegal Insider Trading and Other Misuses of Material Nonpublic Information

Supervised Persons and Personal Accounts are prohibited from buying or selling Public Securities of any issuer while in possession of material nonpublic information about the issuer or its Securities.

Supervised Persons are prohibited from tipping other Persons with, or otherwise misusing, material nonpublic information about an issuer or its Securities.

Supervised Persons are prohibited from communicating material nonpublic information about an issuer or its Securities to other Persons except as specifically authorized in the course of the Supervised Person’s employment or other association with Advent.

5.	Going “Over the Wall”

The following policies and procedures (“Wall Crossing Procedures”) address circumstances where Advent “goes over the wall” concerning a potential Securities transaction, which means that it agrees to receive, keep confidential and not trade on the basis of material nonpublic information about a public or private company. This typically happens when a company is considering a potential offering, redemption, restructuring or exchange transaction and seeks feedback and/or indications of interest from existing or prospective investors. If an investment banker or other company representative contacts a member of the Investment Team about “going over the wall” on a potential Securities transaction, the Investment Team member should stop the conversation and ask the banker or other repesentative to contact the CCO before going further. The CCO will speak with the person and work out an arrangement.

In most cases, the CCO will agree to personally go over the wall in order to make the assessments needed to determine whether Advent as a whole will go over the wall. The CCO does not disclose the name of the issuer or other identifying information to anyone else until Advent has agreed to go over the wall as a firm. If a Client does not own Securities of the company, generally speaking Advent will go over the wall, unless there is an unusually long lead-time before the proposed deal is scheduled to be publicly disclosed. Other exceptions may apply as well. If the transaction is limited to equity Securities and does not affect or involve Securities held by a Client (such as convertible bonds), generally speaking Advent will not go over the wall unless a senior portfolio manager approves based on the facts and circumstances (without knowing any material nonpublic information). Other exceptions may apply as well. If Advent agrees to go over the wall as a firm, the CCO will add the name of the issuer to the Restricted List and send an email to the Investment Team announcing that fact. At the same time, the CCO will notify the company’s representative that it is accceptable to contact the Investment Team concerning the issuer and the potential transaction. The company may be removed from the Restricted List when the wall crossing arrangement expires by its terms, the material nonpublic information is made public, or the CCO approves based on specific facts and circumstances. When that happens, the CCO should send an email to the Investment Team announcing the removal of the company from the Restricted List.

If for some reason a Supervised Person learns material nonpublic information about a proposed issuance of Securities by a company (or any other material nonpublic information) in a situation that does not involve crossing the wall, that Person is required under this Code to keep the information confidential, is prohibited from sharing it with anyone other than the CCO, and is prohibited from trading on the basis of that information for their Personal Accounts. The Supervised Person should contact the CCO immediately to explain the facts and circumstances so that appropriate arrangements can been made to protect Advent from being “tainted” by the material nonpublic information, such as an information barrier (a so-called “Chinese Wall”). If the CCO is not available to perform these Wall Crossing Procedures, they may be performed by the CFO or the Controller.

6.	Disclosure of Client Portfolio Holdings to Third Parties

Advent may disclose a Client’s nonpublic portfolio holdings to a third party only if each of the following conditions is satisfied: (1) Advent has legitimate business purposes for doing so; (2) the Client’s portfolio manager(s) and the CCO have approved the arrangement (e.g., they agree that the portfolio holdings are “stale” or otherwise protected against misuse by the third party); and (3) the recipient has signed a confidentiality agreement that prohibits disclosure of and trading on such nonpublic information.

7.	Expert Networks

a)	Background

Advent may from time to time retain “expert networks.” Expert network is a term that is generally applied to a consulting firm that facilitates communications between their consulting clients and retained third-party professionals who possess particular business expertise and experience and agree to help the consulting clients better understand products, services, companies, business issues and industries.

One potential risk of using an expert network is that the “retained expert” may communicate material nonpublic information about a company in breach of a confidentiality agreement, another duty, or otherwise in violation of federal or state securities laws. Another potential risk of using an expert network is that the expert may communicate trade secrets or other proprietary or confidential information about a company in breach of a duty of confidentiality or loyalty, the use of which may violate state law.

The use of expert networks by Advent personnel is subject to other applicable policies and procedures in this Manual (e.g., Section III.E. - “Prevention of Illegal Insider Trading and Other Misuses of Material Nonpublic Information”) as well as the following policies and procedures.

b)	Permitted Uses of Expert Networks

Expert networks and their retained experts may be used to obtain research and other information that may assist Advent in its investment decision-making process.

c)	Prohibited Uses of Expert Networks

Advent is not permitted to use expert networks and their retained experts to obtain material nonpublic information, confidential information, trade secrets or other legally protected information concerning any public company. In addition, Advent may not use an expert network to obtain information about a public company from any of its directors, officers or employees. Research Team members who would like to communicate with directors, officers or employees of public companies should engage with such persons through normal channels, such as through the company’s director of investor relations, the company’s investment bank or some other customary contact that is not an expert network.

d)	Only the Director of Research May Engage Expert Networks

Only the Director of Research (with the prior approval of the Chief Investment Officer) may engage an expert network on behalf of Advent.

e)	Review and Approval of Expert Network Agreements

An expert network must be hired under the terms of a written agreement that has been approved by the Chief Compliance Officer. The agreement must require the expert network to comply with terms and conditions that are reasonably designed to prevent the expert network and its retained experts from violating the Federal Securities Laws, state law and other applicable laws and regulations in connection with their work for Advent.

f)	Only Research Team Members May Communicate with Expert Networks

Only members of the Research Team may communicate with expert networks and their retained experts (“expert network communications”), except as otherwise permitted by the Chief Compliance Officer. For the avoidance of doubt, portfolio managers and traders are not permitted to participate in any conference calls, meetings or other substantive communications (whether by voice, in person or via electronic means) involving expert networks or their retained experts. Members of the Research Team may incorporate their impressions and opinions concerning expert network communications into their customary research reports and analysis for portfolio managers and traders. Members of the Research Team, however, should not convey the full content of expert network communications directly to portfolio managers or traders. This restriction is designed to enable Research Team members to continue their customary role of analyzing information and presenting it to portfolio managers and traders in a form that reflects the expression of their research and analysis. In addition, this restriction minimizes the risk that any material nonpublic information about a public company will be directly communicated to a portfolio manager or trader, as it creates an opportunity for the Research Team member to consult with the Chief Compliance Officer beforehand concerning any such suspected material nonpublic information.

g)	Director of Research and Chief Compliance Officer Involvement in Expert Communications

The Director of Research must initiate, lead and be an actual and continuous participant in all conference calls, meetings and other substantive communications (collectively, “expert network calls”) between members of the Research Team and expert networks or their retained experts. The Director of Research must send a calendar invitation in Outlook inviting the Chief Compliance Officer to participate in each expert network call. The CCO will use his discretion to participate in a sufficient proportion of expert network calls that he is comfortable that the expert networks and Research Team members understand and are willing to abide by prohibitions against insider trading and other misuse of material nonpublic information. The CCO will also participate in healthy sample of expert network calls to confirm that no material nonpublic information concerning a Public Company is discussed during the call.

h)	Research Team Members Must Exercise Caution in Expert Communications

All participating members of the Research Team must be alert to the potential risk that material nonpublic information concerning a public company may be inadvertently disclosed by an expert network or its retained experts. If the Director of Research or another participating member of the Research Team suspects that certain information disclosed by an expert network or its retained experts has the potential to be considered material nonpublic information concerning a public company, then that person should contact the Chief Compliance Officer immediately to address the issue. That person should not share any of that suspect information with anyone else until the Chief Compliance Officer has addressed the situation with that person and given that person permission to discuss it with others at Advent or externally.

i)	Completion of Expert Network Report Form

The Director of Research must complete and submit to the Chief Compliance Officer an Expert Network Report Form (see Appendix L) to document key information about each conference call, meeting or other communication with an expert network or its retained experts.

8.	Participation in Idea Dinners

On occasion, portfolio managers and/or traders of an investment firm may be invited to participate in a so-called “idea dinner” with representatives of other investment firms. The purpose of these events typically is to discuss investment ideas, investment opportunities or potential transactions, in addition to the markets, the economy and world events, among other topics. Participating in idea dinners can be a higher risk activity because of the potential for confidential or material nonpublic information to be unintentionally disclosed by one or more participants in violation of their fiduciary duty to an employer or a client. This has the potential to taint other participants by limiting their ability to trade due to insider trading concerns and other issues under the Federal Securities Laws. Following the guidelines listed below will help reduce your risk in attending these events.

•	Make an Up-Front Disclaimer Against Any Discussion of Confidential or Material Nonpublic Information: When you confirm that you will participate in the idea dinner, be sure to use these or similar words: “Although I am happy to attend, please note that our compliance area requires me to state that I will not disclose or discuss with other participants any confidential, proprietary or material nonpublic information.”

•	Disclose No Confidential or Proprietary Information: Do not disclose any confidential or proprietary information, or material nonpublic information.

•	Do Not Identify Any Advent Client or Private Fund by Name: Do not mention the name of any Client. This helps avoid breach of client confidentiality and reduces the risk that we will have private placement issues with our hedge funds.

•	Do Not Coordinate Investment Activity with Other Firms: Do not agree to coordinate Advent investment activities with the investment activities of any other firm, and do not actually engage in any such coordination. This reduces the risk that we could be viewed as participating in market manipulation.

•	Avoid Discussing Performance: Avoid discussions of past performance of specific Clients or ongoing trades/transactions.

•	What To Do If Someone Slips Up: If you believe you may have received material nonpublic information about a public company or its Securities during the course of the dinner, or after, please contact the CCO immediately to address the issue. Do not share any of that suspect information with anyone else until the CCO has addressed the situation with you and given you permission to discuss it with others at Advent or externally.

F.	Personal Securities Transactions

Supervised Persons are fiduciaries who must put the interests of each Client above their own personal interests and must not take advantage of Advent’s management of Client assets for their own personal benefit. Advent has adopted the following policies and procedures (“Personal Trading Procedures”) to ensure that the personal Securities transactions of Supervised Persons and their Personal Accounts are conducted in a manner that is consistent with their fiduciary duties and Applicable Law. Advent requires Supervised Persons to use the PTCC System in connection with all personal Securities transactions in their Personal Accounts. The PTCC System is a web-based platform used for the preclearance, reporting, recordkeeping and supervision of personal Securities transactions. The CCO will determine if a Consultant is an “access person” (and therefore subject to these Personal Trading Procedures) based on the facts and circumstances of the Consultant’s access to Client portfolio holdings or pending trades.

1.	Personal Accounts, Excluded Accounts and Excluded Securities

A “Personal Account” includes:

•	Any account in which a Supervised Person has any direct or indirect Beneficial Interest including:

•	Personal accounts and trusts for the benefit of the Supervised Person;

•	Brokerage accounts;

•	Custody accounts;

•	Safekeeping accounts; and

•	401(k) and other retirement accounts;

•	Accounts of or for the benefit of the Supervised Person’s spouse or minor children;

•	Accounts of or for the benefit of a relative living with the Supervised Person;

•	Accounts of or for the benefit of an individual who receives material financial support from the Supervised Person;

•	Any account maintained for a financial dependent of a Supervised Person; and

•	Trusts for which the Supervised Person acts as trustee, executor or custodian.

A Personal Account does not include any of the following “Excluded Accounts”:

•	An account that holds only Securities issued by:

•	Mutual funds (open-end funds);

•	Money market funds;

•	ETFs;

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not managed by Advent;

•	Municipal Securities;

•	Government Securities; or

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

•	A “Fully Managed Account,” which is an account over which a Supervised Person has no direct or indirect influence or control, such as a brokerage or advisory account where an independent financial professional makes all investment decisions without having to consult with the Supervised Person.

•	An “Excluded Security” means Securities issued by any of the following:

•	Mutual funds (open-end investment companies);

•	Money market funds;

•	ETFs;

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not managed by Advent;

•	Municipal Securities;

•	Government Securities; or

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

2.	Using the PTCC System

Advent utilizes the PTCC System to enable Supervised Persons to submit all required holdings reports and transaction reports for their Personal Accounts and to view that information online. These reports are submitted to the PTCC System through an Electronic Feed or a Manual Feed, as described below.

•	Electronic Feed: The vendor of the PTCC System has made arrangements with a large number of broker-dealers, banks, mutual fund sponsors and other financial institutions to establish an electronic feed that transmits current information about a Supervised Person’s personal Securities holdings and transactions to the vendor in a secure manner.

•	All Supervised Persons are required to establish an Electronic Feed from all Personal Accounts unless they have made arrangements with the CCO to submit their required holdings and transaction reports through a Manual Feed.

•	Some financial institutions impose special fees or charges in order to establish an Electronic Feed for a Supervised Person. Advent will not pay such fees or charges. If a Supervised Person decides to keep a Personal Account with a financial institution that imposes such fees or charges, he or she will be required to make arrangements with the CCO to personally pay such fees and charges as they are incurred.

•	Manual Feed: The vendor of the PTCC System offers a data entry service under which a Supervised Person’s monthly paper-based statements for a Personal Account will be manually typed into the PTCC System. This data entry service is subject to fees that must be paid by the Supervised Person. A Supervised Person must make arrangements with the CCO to establish a Manual Feed and pay the related fees as they are incurred.

3.	Holdings Reports

All Supervised Persons must use the PTCC System to report the current Securities holdings in their Personal Accounts other than Excluded Securities and Securities Held in Excluded Accounts. Please note that holdings of Public Securities, Private Securities, Advent Private Funds, Advent Closed-End Funds and Client-Sponsored Funds must be reported as part of this requirement.

•	Initial Holdings Report: A Supervised Person must report the current Securities holdings in all Personal Accounts no later than 10 days after the Supervised Person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the Supervised Person becomes an access person. This excludes Excluded Securities and Securities Held in Excluded Accounts.

•	Because all Employees are considered “access persons” under this Code, the initial holdings report must be submitted within 10-days of an individual’s first day of employment with Advent.[6]

•	This reporting requirement will be satisfied if the Supervised Person has established Electronic Feeds to their Personal Accounts.

•	Annual Holdings Report: A Supervised Person must report the current Securities holdings in all Personal Accounts at least once each 12-month period on a date designated by the CCO, and the information must be current as of a date no more than 45 days prior to the date the report was submitted. This excludes Excluded Securities and Securities Held in Excluded Accounts.

•	This reporting requirement will be satisfied if the Supervised Person has established Electronic Feeds to their Personal Accounts.

Because holdings of Private Securities must be manually entered into the PTCC System by the CCO, a Supervised Person must be prepared to provide all information necessary to properly record these investments in a timely manner, such as the following: name of the issuer; type of security (e.g., equity, debt, warrants); date of the transaction; dollar amount of the transaction; number of Private Securities transacted; and whether the Private Securities were bought or sold.

[6]	The CCO may exclude an Employee from the definition of “access person” because that person does not have access to Client portfolio holdings or pending trades. Currently, this exclusion applies only to the corporate driver, who works outside of Advent’s offices.

4.	Transaction Reports

All Supervised Persons must use the PTCC System to report current Securities transactions in their Personal Accounts (other than Excluded Securities and Securities Held in Excluded Accounts ) no later than 30 days after the end of each calendar quarter. The report must cover all transactions during the quarter. This reporting requirement will be satisfied if the Supervised Person has established Electronic Feeds to their Personal Accounts. Please note that transactions involving Public Securities, Private Securities, Advent Private Funds and Advent Closed-End Funds must be reported as part of this requirement.

Transaction reports are not required in the following cases:

•	Transactions in an Excluded Account;

•	Transactions in Excluded Securities;

•	Transactions effected pursuant to an “automatic investment plan”, which is defined as a program (such as a dividend reinvestment plan) in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation; or

•	If the transaction report would duplicate information contained in broker trade confirmations or account statements that Advent receives (i.e., a Manual Feed or Electronic Feed) so long as the confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter.

5.	Employee Proof of Eligibility of Fully Managed Accounts

The following steps are required because the staff of the SEC has stated that an advisory firm cannot simply accept the word of an Employee that a Personal Account qualifies as a Fully Managed Account. The Advisers Act provides an exception to the normal reporting, pre-clearance and compliance surveillance requirements that apply under our Personal Trading Procedures when a Supervised Person’s personal investments (or those of his/her household members) are held in accounts over which the Supervised Person has “no direct or indirect influence or control.” The SEC staff believes that blind trusts, for example, can be established such that a Supervised Person would have no direct or indirect influence or control. A blind trust is typically a legal arrangement in which a trustee manages funds for the benefit of somebody (e.g., an access person) who has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management. The SEC staff believes the fact that a Supervised Person or his/her household member provides a trustee with management authority over a trust for which he or she is grantor or beneficiary, or providing a third-party manager discretionary investment authority over his or her Personal Account, by itself, is insufficient for Advent to reasonably believe that the Supervised Person had no direct or indirect influence or control over the trust or account for purposes of relying on the reporting exception.

Instead, the SEC staff requires that Advent determine whether a Supervised Person actually had direct or indirect influence or control over the trust or account, rather than whether the third-party manager had discretionary or nondiscretionary investment authority. Accordingly, Supervised Persons who previously designated any of their Personal Accounts a Fully Managed Account, and any Supervised Persons who wish to designate a Personal Account as a Fully Managed Account, must provide the Chief Compliance Officer with sufficient written documentation that he can reasonably conclude that the Supervised Person has no direct or indirect influence or control over the trust or account. The written documentation provided by the Supervised Person must enable the CCO to determine whether the Supervised Person actually has direct or indirect influence or control over the trust or account, rather than whether the third-party manager had discretionary or nondiscretionary investment authority. In other words, the focus is on the Supervised Person’s ability to trade or influence trading on the account; the onus is on the Supervised Person, not on the CCO. The SEC staff believes that the CCO may consider a combination of the following factors in making this determination if the Supervised Person provides affirmative written proof:

•	Obtaining information about a trustee or third-party manager’s relationship to the Supervised Person (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm);

•	Obtaining periodic certifications by Supervised Persons and their trustees or discretionary third-party managers regarding the Supervised Persons’ influence or control over trusts or accounts;

•	Providing Supervised Persons with the exact wording of the reporting exception and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Supervised Persons; and

•	On a sample basis, requesting reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to the adviser’s code of ethics, absent reliance on the reporting exception.

The SEC staff believes that obtaining general certifications, alone, are insufficient to establish that a Supervised Person did not exercise direct or indirect influence or control over a trust or discretionary account. For example, a general certification from a Supervised Person may not establish that the person indeed did not exercise direct or indirect influence or control over that trust or account. Instead, the SEC staff demands that Supervised Persons provide much more specific certifications along the following lines.

•	“Did you suggest that the trustee or third-party discretionary manager make any particular purchases or sales of securities for account X during time period Y?”

•	“Did you direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities for account X during time period Y?”

•	“Did you consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in account X during time period Y?”

In conclusion, if you want any of your Personal Accounts (or those of your household members) to be considered Excluded Accounts, you must provide written proof that you in fact have no power or authority or ability to exercise direct or indirect influence or control over the Person Account. The SEC believes that just saying you do not have such power, authority or ability is not sufficient for the CCO to do his job of confirming conclusively that you do not.

6.	Pre-Clearance of Personal Securities Transactions

All Supervised Persons must use the PTCC System to obtain pre-clearance before directly or indirectly buying or selling any Public Security other than Excluded Securities and Public Securities transacted in an Excluded Account. Please note that all transactions in Advent Closed-End Funds must be precleared through the PTCC System.

All Supervised Persons must obtain manual pre-clearance (e.g., outside of PTCC) from the CCO before directly or indirectly buying or selling any Private Security.

•	This includes, among other things, buying or selling interests in Advent Private Funds, privately offered Client-Sponsored Funds, hedge funds, long-only private funds, private equity funds, commodity pools, and private companies.

•	Because transactions in Private Securities must be manually approved by the CCO, a Supervised Person should contact the CCO in advance in order to provide sufficient time for review of any related offering and subscription documents.

•	This approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with Advent.

•	Members of the Investment Team who own Private Securities in their Personal Accounts must immediately disclose to the CCO the fact that they own the Private Securities if and at the time they play a part in any subsequent consideration by Advent of a potential investment in the issuer by any Client. For example, if a portfolio manager owns shares in a private company which Advent is considering as a potential investment for a Client, he should immediately tell this to the CCO. In that case, Advent’s decision whether to invest in the Private Security for a Client must be reviewed and approved in advance by the Compliance Committee.

7.	Prohibited Transactions

All Supervised Persons are prohibited from effecting the following Securities transactions in Personal Accounts:

•	Buying or selling Public Securities of any issuer while in possession of material nonpublic information about the issuer or its Securities;

•	Buying Securities in an IPO;

•	Buying convertible securities;

•	Engaging in front running or other Securities transactions that take unfair advantage of proposed, pending or executed Securities transactions for Clients; or

•	Buying a Security during any applicable “Blackout Period” as follows:

•	A Supervised Person may not buy or sell a Security on any day when Advent has established a pending buy or sell order in the same Security (or a substantially similar security) for a Client;

•	A “substantially similar security” means, for any referenced Security, a Security of the same issuer with similar investment characteristics as the referenced Security;

•	A Supervised Person may not buy or sell a Security during the 7 calendar day period after the Security (or a substantially similar security) is bought or sold by any Client;

•	Any profits realized on trades within a Blackout Period must be disgorged;

•	A Blackout Period does not apply to the following Securities transactions:

•	Securities transacted in an Excluded Account;

•	Securities transacted pursuant to an automatic investment plan; and

•	Transactions in equity Securities involving 500 shares or less in the aggregate if the issuer has a market capitalization greater than $3 billion.

8.	Minimum Holding Period

Supervised Persons are required to hold Securities in Personal Accounts for a minimum period of 30 calendar days. This applies to option contracts as follows: the Supervised Person must not elect to exercise the option during the 30-day minimum holding period; provided, however, that if the option automatically exercises by its own terms without action by (or on behalf of) the Supervised Person, then the 30-day minimum holding period will not be deemed violated. Any profits taken in violation of this minimum holding period must be disgorged. The minimum holding period does not apply to Excluded Securities or transactions in any Securities held in an Excluded Account.

G.	Use of Social Media

The personal conduct and confidentiality obligations of this Code apply to each Supervised Person in their use of the Internet (including websites such as Facebook, Twitter, Myspace, LinkedIn, blogs and wikis) and other “social media” tools to publish or communicate personal opinions or other information. Supervised Persons should adhere to the following guidelines when using social media and other web media for such purposes.

•	Social Media Profiles: In your social media profiles, you are permitted to identify your title, roles and responsibilities at Advent, and your business experience. This description should be accurate.

•	Use Common Sense: Use common sense and avoid posting anything that that could be considered embarrassing or disparaging to Advent, a Supervised Person, a Client or an Underlying Investor.

•	Maintain Confidentiality and Professionalism: Do not disclose Confidential Information (e.g., Client portfolio holdings and transactions), nonpublic personal information or any personal opinions concerning Advent’s business, Supervised Persons, Clients, Underlying Investors or competitors. Advent Private Funds should not be identified by name.

Please contact the CCO if you have any questions about this policy or the guidelines.

H.	Reporting Violations

Supervised Persons must report any known or suspected violation of this Code or the Manual to the CCO or another member of the Compliance Committee. Any question concerning the applicability of the provisions of this Code or the Manual to a particular situation should be addressed with the CCO.

FINAL: JUNE 27, 2017

1.	Expert Networks

a)	Background

Advent may from time to time retain “expert networks.” An expert network is a consulting firm that facilitates communications between their consulting clients and retained third-party professionals who possess particular business expertise and experience and agree to help the consulting clients better understand products, services, companies, business issues, industries or sectors.

One potential risk of using an expert network is that the “retained expert” may communicate material nonpublic information about a company in breach of a confidentiality agreement, another duty, or otherwise in violation of federal or state securities laws. Another potential risk of using an expert network is that the expert may communicate trade secrets or other proprietary or confidential information about a company in breach of a duty of confidentiality or loyalty, the use of which may violate state law.

The use of expert networks by Advent personnel is subject to other applicable policies and procedures in this Manual (e.g., Section III. E. - “Prevention of Illegal Insider Trading and Other Misuses of Material Nonpublic Information”) as well as the following policies and procedures.

b)	Permitted Uses of Expert Networks

Advent may use expert networks and their retained experts to obtain research and other information that may assist Advent in its investment decision-making process.

c)	Prohibited Uses of Expert Networks

Advent shall not use expert networks or their retained experts to obtain material nonpublic information, confidential information, trade secrets or other legally protected information concerning any company. In addition, Advent shall not use an expert network to obtain information about a public company from any of its directors, officers or employees. Research Team members who would like to communicate with directors, officers or employees of public companies should engage with such persons through normal channels, such as through the company’s director of investor relations, the company’s investment bank or some other customary contact that is not an expert network.

d)	Only the Director of Research May Engage Expert Networks

Only the Director of Research (with the prior approval of the Chief Investment Officer) may engage an expert network on behalf of Advent.

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e)	Review and Approval of Expert Network Agreements

An expert network must be hired under the terms of a written agreement that has been approved by the Chief Compliance Officer. Prior to approving the written agreement, the Chief Compliance Officer will conduct a review of the expert network to evaluate its terms and conditions and other guidelines that govern the conduct of its experts (“Compliance Guidelines”), including procedures and policies to prevent the disclosure of material nonpublic information concerning any public company or security. The agreement must contain a description or acknowledgement of the expert network’s adoption of Compliance Guidelines that prohibit experts from disclosing material nonpublic information concerning any public company or security and requires experts to comply with applicable law.

f)	Expert Certification Form

The Director of Research must arrange for each expert to complete the Expert Certification Form (see Appendix L-1), which must be returned to the Chief Compliance Officer for review and approval before members of the Research Team are permitted to engage in communications with the expert.

g)	Only Research Team Members May Communicate with Expert Networks

Only members of the Research Team may communicate with expert networks and their retained experts, except as otherwise permitted by the Chief Compliance Officer. For the avoidance of doubt, portfolio managers and traders are not permitted to participate in any conference calls, meetings or other communications (collectively, whether by voice, in person or by electronic means, “Expert Communications”) involving expert networks or their retained experts. Research Team members’ substantive communications with experts must be conducted through conference calls or in-person meetings (each, an “Expert Meeting”), not email, although email may be used for scheduling and other administrative purposes. Members of the Research Team may incorporate their impressions and opinions concerning Expert Meetings into their customary research reports and analysis for portfolio managers and traders. Members of the Research Team, however, should not convey the full content of Expert Meetings directly to portfolio managers or traders. This restriction is designed to enable Research Team members to continue their customary role of analyzing information and presenting it to portfolio managers and traders in a form that reflects the expression of their research and analysis. In addition, this restriction minimizes the risk that any material nonpublic information about a public company will be directly communicated to a portfolio manager or trader, as it creates an opportunity for the Research Team member to consult with the Chief Compliance Officer beforehand in the event that he suspects that he may have received material nonpublic information.

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h)	Director of Research and Chief Compliance Officer Involvement in Expert Meetings

The Director of Research must initiate, lead and be an actual and continuous participant in all Expert Meetings. The Director of Research must send a calendar invitation in Outlook inviting the Chief Compliance Officer to participate in each Expert Meeting. The Chief Compliance Officer will use his discretion to participate in a sufficient proportion of Expert Meetings that he is comfortable that the experts and Research Team members understand and are willing to abide by prohibitions against insider trading and other misuse of material nonpublic information. In deciding to participate in an Expert Meeting with a particular expert, the Chief Compliance Officer may take into account Advent’s experience with the particular expert, the issuer, industry or topic to be discussed and/or such other factors as the Chief Compliance Officer deems relevant.

i)	Research Team Members Must Exercise Caution in Expert Communications

All participating members of the Research Team must be alert to the potential risk that material nonpublic information concerning a public company may be inadvertently disclosed by an expert network or its retained experts. The Director of Research must read, or arrange for another participating member of the Research Team to read, the following statement before engaging in any discussions with the expert during an Expert Meeting:

“As a condition of Advent’s participation in this meeting, you represent and agree that: (1) you will not provide material nonpublic information to the participants and (2) you will not disclose information that violates any laws, regulations or contractual duties owed to any person.”

If the Director of Research or another participating member of the Research Team suspects that an Expert Communication has the potential to be considered material nonpublic information concerning a public company, or otherwise gives rise to a concern, then that person should contact the Chief Compliance Officer immediately to address the issue. That person should not share any of that suspect information with anyone else until the Chief Compliance Officer has addressed the situation with that person and given that person permission to discuss it with others at Advent or externally. If appropriate, Advent may determine to add securities of the relevant issuers to its restricted list.

j)	Expert Meeting Log

The Director of Research will maintain a log of each Expert Meeting. The log must identify the date of the Expert Meeting, the expert who participated, the expert network firm and the names of the Research Team members who participated. The Research Team may not consult with any expert who has participated in three (3) or more Expert Meetings with Advent in the immediately prior 12 months.

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k)	Prohibited Experts

Research Team members must not consult with any expert regarding an issuer with publicly traded securities (each such company or fund, an “Issuer”) if that individual is:

•	Currently employed by the Issuer or was employed by such Issuer within the last 6 months;

•	Currently on the board of directors of the Issuer, or was a director of the Issuer within the last 6 months;

•	A supplier, consultant, attorney, auditor or advisor to an Issuer (or was within the last 6 months a supplier, consultant, attorney, auditor or advisor to an Issuer) where the individual is subject to a confidentiality agreement or similar employment, severance or other agreement with an Issuer;

•	A greater than 5% owner of the capital stock of the Issuer or has any other significant relationship that includes access to material nonpublic information;

•	Conducting or otherwise involved in any current or ongoing “blind” clinical trial of drugs or medical devices; or

•	An employee of any federal, state or local government.

Each expert is required to submit an Expert Certification Form in which the expert confirms that he is not an individual described in the list above. Therefore, a Reacher Team member may rely on the representations made by an expert in his signed Expert Certification Form unless the Research Team member has convincing contrary information. The Research Team member must report such convincing contrary information about an expert to the Chief Compliance Officer as soon as possible.

l)	Completion of Expert Network Report Form

The Director of Research must complete and submit to the Chief Compliance Officer an Expert Network Report Form (see Appendix L-2) to document key information about each Expert Meeting.

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Appendix L-1

Expert Certification Form

Expert Name:

Expert Network (Firm Name):

Topic/Industry/Sector:

I hereby certify, represent and agree that:

(1)	I will not provide material nonpublic information to Advent Capital Management, LLC, its affiliates or their respective employees and agents (collectively, “Advent”);

(2)	I will not disclose to Advent any information that violates any laws, regulations or contractual duties owed to any person;

(3)	I am not currently employed by and was not employed within the last six months by any of the companies to be discussed;

(4)	I am not currently a member of and was not a member of within the last six months the board of directors of any of the companies to be discussed;

(5)	I am not currently and was not within the past six months a supplier, consultant, attorney, auditor or advisor to any of the companies to be discussed where I am or have been subject to a confidentiality agreement or similar employment, severance or other agreement with any such company;

(6)	I am not a greater than 5% owner of the capital stock of any company to be discussed and I do not have any other significant relationship with any company to be discussed that includes access to material nonpublic information;

(7)	I am not conducting or otherwise involved in any current or ongoing “blind” clinical trial of drugs or medical devices;

(8)	I am not currently an employee of any federal, state or local government;

(9)	Neither I nor anyone from whom I have obtained any information that I expect to disclose to Advent has a duty of confidentiality to any of the companies discussed or with respect to other matters to be discussed;

(10)	I have not paid anyone for the information I expect to provide to Advent; and

(11)	I agree to observe the terms of any contract that I am a party to with respect to topics or content covered or services provided to Advent or to my firm.

I understand and agree that I am not permitted to engage in any communications with Advent (other than ministerial and administrative communications in connection with my engagement) unless each of the foregoing statements is true at all times. If any of the foregoing statements ceases to be true, I agree that I will immediately notify Advent’s Chief Compliance Officer of such fact and will immediately stop all expert communications with Advent unless advised otherwise by Advent’s Chief Compliance Officer.

DATE:	APPROVED ON

EXPERT SIGNATURE:	ADVENT CHIEF COMPLIANCE OFFICER:

Name:	Name:

Appendix L-2

Expert Network Report Form

Date of Call/Meeting:

Expert Network (Firm Name):

Topic/Industry/Sector:

Experts (Names):

Advent Participants:

Names (Tickers) of Public Companies Mentioned:

Names of Private Companies Mentioned:

Did the Call/Meeting deviate from the expected content/topic/companies?

☐  Yes    ☐  No

If yes, please describe:

Do You Have Any Legal, Compliance or Other Concerns About the Call/Meeting, including whether potentially material nonpublic information or other confidential information was discussed?

☐  Yes    ☐  No

If yes, please describe:

DIRECTOR OF RESEARCH:

Name:
Date: